Exhibit 10.3

[HOLOGIC LETTERHEAD]

Glenn P. Muir

19 Dane Road

Lexington, MA 02421

Dear Mr. Muir:

Reference is made to the transactions contemplated by that certain Agreement and Plan of Merger by and among Hologic, Inc. (the “Company”), Nor’easter Corp. and Cytyc Corporation (“Cytyc”) dated as of May 20, 2007 (the “Merger Agreement”). Reference is also made to that certain Amended and Restated Change of Control Agreement, dated October 30, 2006 (the “Change of Control Agreement”) between the Company and you.

The Company hereby acknowledges and agrees that the merger contemplated by the Merger Agreement (the “Merger”), pursuant to which the stockholders of Cytyc will receive over 50% of the outstanding shares of the Company would constitute a change of control under the Change of Control Agreement and certain other plans and/or agreements pursuant to which you were granted stock options and restricted stock units (“Equity Award Agreements”). In consideration of the Company’s retention of you as Executive Vice President and Chief Financial Officer following the completion of the Merger, you hereby agree to waive (i) (x) the Change of Control Payment, as defined in and provided for under the terms of the Change in Control Agreement, and (y) your entitlement to accelerated vesting of stock options, restricted stock units, or other equity compensation agreements that would be triggered under the Change of Control Agreement or an Equity Award Agreement solely as a result of the consummation of the Merger and (ii) your right to receive the Special Bonus (as defined in the Change of Control Agreement) in the event that you remained employed by the Company and/or its affiliated companies through the first anniversary date of the Effective Date (as defined in the Merger Agreement) of the Merger (the “Waiver”). The Company acknowledges that in the event that the Merger Agreement is terminated prior to the Effective Date, this Waiver shall become null and void ab initio and be of no further force and effect.

Notwithstanding the foregoing, in the event that on or before the second anniversary of the Effective Date your employment with the Company is terminated by the Company other than for “Cause” or you resign for “Good Reason” (as such terms are defined in Sections 5(b) and 5(c), respectively, of the Change in Control Agreement) (i) the Waiver hereunder shall be rescinded, (ii) a change of control under the Change of Control Agreement and the Equity Award Agreements shall have deemed to have occurred at the Effective Time, (iii) you shall be entitled to receive all benefits, including without limitation the Change of Control Payment and the Special Bonus, including, without limitation, any tax gross up calculated as of the time of actual payment, that you otherwise would have received under the Change of Control Agreement and (iv) any and all unvested stock options or restricted stock units that otherwise shall have vested under an Equity Award Agreement upon completion of the Merger shall become immediately vested. Notwithstanding anything in the foregoing sentence to the contrary, you agree that your service solely as the Executive Vice President and Chief Financial Officer of Hologic, Inc. or relocation to a facility located in Marlborough, Massachusetts following the Merger shall not constitute a “Good Reason” under the Change of Control Agreement. Moreover, in no event are you eligible to receive two Change of Control or Special Bonus payments from the Company under the terms of the Change in Control Agreement.

Except as expressly set forth herein, this letter does not affect terms or in any way waive any other rights that you may have under the Retention and Severance Agreement, Supplemental Executive Retirement Plan, Restricted Stock Unit Agreements, if applicable, Amended and Restated 1999 Equity Incentive Plan and options issued thereunder or any other agreements between you and the Company or the compensation and benefit plans of the Company in which you participate, and the Waiver is limited solely to a change of control occurring as a result of the consummation of the Merger.

Please sign below to indicate your acknowledgment and acceptance of the foregoing, including the Waiver set forth herein.

Very truly yours,

By:	/s/ John W. Cumming
Name:	John W. Cumming
Title:	Chief Executive Officer

20th day of May, 2007:

/s/ Glenn P. Muir
Glenn P. Muir